ADAMIS PHARMACEUTICALS CORPORATION S-3MEF

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 30, 2016 (which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), relating to the financial statements of U.S. Compounding, Inc. as of and for the periods ended December 31, 2015 and December 31, 2014, which report is included in the Current Report on Form 8-K/A of Adamis Pharmaceuticals Corporation filed with the Securities and Exchange Commission on June 27, 2016, and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ HUDSON CISNE & CO. LLP

Little Rock, Arkansas

April 20, 2017